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                    October 7, 2022

       Yan Ping Sheng
       Chief Executive Officer
       JJY Holding Group
       528 Pudong South Road, 16th Floor
       Shanghai, 200120, China

                                                        Re: JJY Holding Group
                                                            Registration
Statement on Form 10-12G
                                                            Filed September 21,
2021
                                                            File No. 000-56343

       Dear Yan Ping Sheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Rhonda Keaveny